EXHIBIT 23.4

Independent Auditors' Consent

The Board of Directors of
Vermont Electric Power Company, Inc. and Subsidiary:

We consent to the incorporation by reference in the registration statement on Form S-3 of Central Vermont Public Service Corporation of our report dated March 27, 2007, with respect to the consolidated balance sheets of Vermont Electric Power Company, Inc. and subsidiary as of December 31, 2006 and 2005, and the related consolidated statements of income, stockholders' equity, and cash flows for the years ended December 31, 2006 and 2005, which report appears in the December 31, 2006 Annual Report on Form 10-K/A of Central Vermont Public Service Corporation and to the reference to our firm under the heading "Experts" in this registration statement.

/s/ KPMG

Burlington, Vermont
March 29, 2007